UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 7, 2016

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

10 Chemin de Blandonnet
1214 Vernier, Geneva
Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD

On October 7, 2016, Transocean Ltd. announced that Transocean Phoenix 2 Limited (the “Issuer”), its wholly-owned indirect subsidiary, has priced an offering of senior secured notes.  The Issuer will issue U.S. $600 million in aggregate principal amount of senior secured notes due 2024 pursuant to Rule 144A/Regulation S under the Securities Act of 1933, as amended, to eligible purchasers.  The notes will be guaranteed by Transocean Ltd., Transocean Inc. and a wholly-owned indirect subsidiary of Transocean Ltd. that owns the drillship Deepwater Thalassa. The notes will be secured by a lien on the Deepwater Thalassa and certain other assets related to the rig.

The notes will bear interest at the rate of 7.75% per annum and will be callable on or after October 15, 2020.   The offering is expected to close on or about October 19, 2016, subject to customary closing conditions.  The Issuer expects to receive aggregate net proceeds of approximately U.S. $583 million from the offering, after deducting the initial purchaser’s discounts and estimated offering costs.  The net proceeds from the notes will be used primarily for the purpose of partially financing the construction of the Deepwater Thalassa.

A copy of the press release announcing the pricing of the offering is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information in this Current Report on Form 8-K, including Exhibit 99.1, is being “furnished” pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Transocean Ltd. filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release Announcing Pricing of Secured Notes Offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: October 7, 2016	By:	/s/ Daniel Ro-Trock
Daniel Ro-Trock
Authorized Person

Index to Exhibits

s

Exhibit No.	Description

99.1	Press Release Announcing Pricing of Secured Notes Offering